Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-1 and S-8 (Nos. 333-136363 and 333-138392) of Owens Corning of our report dated March 13, 2007 relating to the Predecessor Company’s financial statements and financial statement schedule and our report dated March 13, 2007 relating to the Successor Company’s financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

Toledo, Ohio

March 14, 2007